Exhibit 10.2

FIRST AMENDMENT TO STOCK LOCK-UP AGREEMENT

THIS FIRST AMENDMENT TO STOCK LOCK-UP AGREEMENT (this “First Amendment”) is made and entered into as of this 19th day of April, 2010 by and between MMAX Media, Inc., a Nevada corporation (the “Company”), and Processing Pros, Inc., a Nevada corporation  (the “Preferred Shareholder’) a Nevada corporation.

RECITALS

The parties have previously entered into a STOCK LOCK-UP AGREEMENT, dated April 1, 2009, and now desire to revise, amend and make additions to that agreement (the “Agreement”) by adding additional provisions which affect the relative rights of the shareholder and the Company.   The Company wishes to induce the non-affiliated preferred convertible shareholder to convert their shares in accordance with the amended terms of this Agreement, in exchange for Twenty-Five Thousand Dollars ($25,000.00) consideration, which has been paid to the Company in anticipation of this Agreement being consummated and set into written form.  The shareholder of Processing Pros, Inc., wishes to retain its non-control, non-affiliated status with the Company in accordance with the SEC’s position set forth in the Amicus Brief submitted by the Commission in the case: Levy v. Southbrook Int’l Investments, Ltd. (September 14, 2009).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration of Twenty-Five Thousand Dollars ($25,000.00), the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ADDITIONAL PROVISIONS.  The prior provisions of Paragraphs 1 through 3 of the original agreement entered into between the Parties on April 1, 2009, are amended by replacing them in their entirety with the following provisions:

1.     Conversion Limitations, Manner and Amount.  Processing Pros, Inc. may not convert preferred shares hereunder to the extent that such conversion or exercise would result in owning more than 4.9% of the total issued and outstanding shares of the Common Stock of the Company at any one time.  At any time and from time to time, at its discretion, Processing Pros, Inc. may convert any or all of the shares of Series A Preferred Stock held, provided, however, that the Company shall not effect any conversion of the Series A Preferred Stock, and Processing Pros, Inc. shall not have the right to convert any Series A Preferred Stock or any other preferred stock or warrant held, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such beneficial owner’s affiliates) would beneficially own in excess of 4.9%

of the shares of the Company’s Common Stock issued and outstanding immediately after giving effect to such conversion or exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by a beneficial owner of Series A Preferred Stock held by such beneficial owner and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, any other preferred stock and warrant held by such holder with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) conversion of the remaining, non-converted Series A Preferred Stock beneficially owned by such beneficial owner and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such beneficial owner and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 1, in determining the number of outstanding shares of Common Stock, Processing Pros may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-Q, Form 10-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of any holder of the Series A Preferred Stock, the Company shall within one business day, confirm orally and in writing to any such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series A Preferred Stock, any other preferred stock and warrant held by a holder, by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

2.     Remedies.  Processing Pros, Inc. agrees that in the event it at any time that this Agreement is in effect, that if at any time it owns common stock owned above 4.9% of the total outstanding common stock of Nevada Processing Solutions, that Nevada Processing Solutions shall be entitled to immediate injunctive relief, without notice, by merely proving to a court of proper jurisdiction that Processing Pros, Inc. owns more than the 4.9% limit.  Any attempt by Processing Pros, Inc. to subvert the terms of the Agreement and exceed ownership shall result in: a) notice by Nevada Processing Solutions to cease and desist in its activities; b) a demand to immediately disgorge any common stock owned above 4.9% of the total outstanding common stock of Nevada Processing Solutions; and c) the filing of litigation for the agreed to injunctive relief and any other relief that Nevada Processing Solutions is entitled to in law and equity.  The provisions of this amendment to the Agreement are intended by both parties to comply with the SEC’s position set forth in the Amicus Brief submitted by the Commission in the case: Levy v. Southbrook Int’l Investments, Ltd. (September 14, 2009).

3.     Costs and Further Obligations.  In order to entice Processing Pros, Inc. to convert its Series A Preferred stock in a expeditious manner, the Company has agreed to enter into this amended Agreement allowing Processing Pros, Inc. to convert its preferred shares in exchange for Twenty-Five Thousand ($25,000) to help capitalize the Company.  Processing Pros shall bear the cost of the issuance and conversion process, including paying issuance and transfer fees, where applicable, except that the Company shall be responsible for obtaining an opinion of counsel acceptable to the Company and to its transfer agent regarding the issuance and status of the shares as fully paid, non-assessable obligations of the Company, including a tradability opinion when requested, and from time to time. The Company further agrees to keep its SEC filings and the Registration Statement covering the underlying common shares of stock current and effective, as part of its obligations hereunder.  The Company shall not cancel shares or allow retirement of its securities in an amount that would otherwise cause the shares held by Processing Pros to exceed the 4.9% limitation set forth in Paragraph 1, above.

4.     Dividend, Liquidation and Voting Rights Unchanged.  Processing Pros, Inc., shall not be entitled to receive any dividends relating to the Series A Preferred Shares, shall not have any liquidation rights relating to the Preferred, and shall not be entitled to (a) any voting rights with respect to the Series A Preferred Stock, or (b) notice of any meeting of the shareholders of the Company, except in each case to the extent specifically required by Nevada law.

5.           Conversion Procedure.

(a)           Notice and Surrender of Certificates.  Any holder of shares of Series A Preferred Stock desiring to convert any portion thereof into shares of Common Stock shall give written notice that such holder elects to convert a stated number of Series A Preferred Stock into Common Stock (the “Conversion Notice”) and shall surrender each certificate representing the Series A Preferred Stock (if any) to be converted, duly executed in favor of the Corporation or in blank accompanied by proper instruments of transfer, at the principal business office of the Corporation (or at such other place as may be designated by Corporation). The Conversion Notice shall set forth the name or names (with the address or addresses) in which the certificate or certificates for shares of the Common Stock shall be issued.

(b)           Effective Time of Conversion.  To the extent permitted by law, the conversion of the Series A Preferred Stock pursuant to this Section 5(b) into Common Stock shall be deemed to have been effected immediately prior to the close of business on the date on which all the conditions in Section 5(a) of this Resolution have been satisfied, and at such time the rights of the holder of such shares of Series A Preferred Stock so converted shall cease, and the person or persons in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the share of Common Stock represented thereby. The date on which the conversion of the Series A Preferred Stock pursuant to this Section 5.2 into Common Stock shall be deemed to have been effected is hereinafter referred to as the “Effective Conversion Date”.  Except as otherwise provided herein, no payment or adjustment shall be made in respect of the Common Stock delivered upon conversion of the Series A Preferred Stock.

(c)           Issuance of Common Stock Certificates.  As soon as practicable after the Effective Conversion Date, the Corporation shall issue and deliver, or cause to be issued and delivered, to the converting holder a certificate or certificates for the number of whole shares of Common Stock issuable by reason of the conversion of such shares of Series A Preferred Stock, registered in such name or names and such denominations as the converting holder has specified, subject to compliance with applicable laws to the extent such designation shall involve a transfer. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered for conversion pursuant to this Section 5(c) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof a new certificate for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered that are not to be converted.

6.          Adjustments to Conversion Rate.

(a)           Subdivision or Combination of Common Stock.  If the Corporation at any time: (i) pays a dividend or makes a distribution on its Common Stock in shares of Common Stock, (ii) subdivides (by stock split, recapitalization, or otherwise) its outstanding Common Stock into a greater number of shares, or (iii) combines (by reverse stock split or otherwise) its outstanding Common Stock into a smaller number of shares, then the Conversion Rate in effect at the time of the record date for such dividend or distribution, or the effective date of such subdivision or combination, shall be proportionately adjusted immediately thereafter so that the holder of any shares of the Series A Preferred Stock surrendered for conversion after such event will receive the kind and amount of shares that such holder would have received if the Series A Preferred Stock had been converted immediately prior to the happening of the event. Such adjustment shall be made successively whenever any of the events referred to in this Section 6(a) occur.

7.           Reservation of Shares of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of the Series A Preferred Stock from time to time outstanding, but shares of Common Stock held in the treasury of the Corporation may, at the discretion of the Corporation, be delivered upon any conversion of the Series A Preferred Stock.

8.           None of the rights and obligations of the parties may be assigned, transferred, conveyed or encumbered without the express written agreement of the other party.

9.           The validity, enforcement and construction of this Agreement shall be governed by the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.           This Agreement may be amended from time-to-time but only by written agreement signed by all of the parties hereto.

11.           This Agreement constitutes the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Stock Lock-up Agreement as of the day and year first above written.

Nevada Processing Solutions, Inc.

/s/ Larry Biggs
By:  Larry Biggs
Chief Executive Officer

Preferred Shareholder:
Processing Pros, Inc.

/s/ David Gonzalez Solis
By:  David Gonzalez Solis
Title:  President, Director